Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Funds II of our reports dated October 15, 2024, relating to the financial statements and financial highlights of John Hancock New Opportunities Fund and John Hancock Small Cap Dynamic Growth Fund, which appear in John Hancock Funds II’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2025